Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Denbury Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value	457(c) and 457(h)	2,000,000 shares	$69.01	$138,020,000	0.0000927	$12,794
Total Offering Amount					$138,020,000		$12,794
Total Fee Offsets							$—
Net Fee Due							$12,794

(1)	Denbury Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the issuance of an additional 2,000,000 shares of the Registrant’s common stock, $0.001 par value (the “Common Stock”), which are issuable pursuant to the Denbury Inc. Employee Stock Purchase Plan (the “ESPP”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock that may become issuable under the ESPP pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices per share of Common Stock as reported on the New York Stock Exchange on August 1, 2022.